UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 4, 2021

Latch, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39688	85-3087759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

508 West 26th Street, Suite 6G, New York, NY		10001
(Address of principal executive offices)		(Zip Code)

(917) 338-3915

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	LTCH	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	LTCHW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

Unless the context otherwise requires, “we,” “us,” “our,” “Latch” and the “Company” refer to Latch, Inc., a Delaware corporation (f/k/a TS Innovation Acquisitions Corp., a Delaware corporation), and its consolidated subsidiaries following the Closing (as defined below). Unless the context otherwise requires, references to “TSIA” refer to TS Innovation Acquisitions Corp., a Delaware corporation, prior to the Closing. All references herein to the “Board” refer to the board of directors of the Company.

Terms used in this Current Report on Form 8-K (this “Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/Prospectus (as defined below) in the section entitled “Basis of Presentation and Glossary” beginning on page i thereof, and such definitions are incorporated herein by reference.

Item 1.01. Entry into a Material Definitive Agreement.

Business Combination

As disclosed under the sections entitled “Proposal No. 1—The Business Combination Proposal,” “The Business Combination” and “The Merger Agreement” beginning on pages 90, 179 and 202, respectively, of the proxy statement/prospectus (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) by TSIA on May 12, 2021, TSIA entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated January 24, 2021, with Lionet Merger Sub Inc., a wholly-owned subsidiary of TSIA (“Merger Sub”), and Latch, Inc., now known as Latch Systems, Inc. (“Legacy Latch”). Pursuant to the Merger Agreement, Merger Sub was merged with and into Legacy Latch, with Legacy Latch surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

On June 3, 2021, TSIA held a special meeting of stockholders (the “Special Meeting”), at which the TSIA stockholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in the Proxy Statement/Prospectus.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, following the Special Meeting, on June 4, 2021 (the “Closing Date”), the Transactions were consummated (the “Closing”).

Item 2.01 of this Report discusses the consummation of the Transactions and the entry into agreements relating thereto and is incorporated herein by reference.

Registration Rights Agreement

On June 4, 2021, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, Latch, TS Innovation Acquisitions Sponsor, L.L.C. (“Sponsor”), certain stockholders of Legacy Latch and certain stockholders of TSIA entered into that certain Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). The material terms of the Registration Rights Agreement are described in the section of the Proxy Statement/Prospectus beginning on page 221 titled “Other Agreements—Registration Rights Agreement.” Such description is qualified in its entirety by the text of the Registration Rights Agreement, which is included as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As described above, on June 3, 2021, TSIA held the Special Meeting, at which the TSIA stockholders considered and adopted, among other matters, a proposal to approve the Merger Agreement and the Transactions. On June 4, 2021, the parties consummated the Business Combination. In connection with the Closing, the Company changed its name from TS Innovation Acquisitions Corp. to Latch, Inc.

Holders of 5,916 shares of TSIA’s Class A common stock sold in its initial public offering (the “Initial Shares”) properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from TSIA’s initial public offering, calculated as of two business days prior to the consummation of the business combination, which was approximately $10.00 per share, or $59,160 in the aggregate.

As a result of the Business Combination, each share of Legacy Latch preferred stock and common stock was converted into the right to receive approximately 0.8971 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”).

Additionally, the shares of TSIA Class B common stock held by Sponsor automatically converted to 7,380,000 shares of Common Stock (of which 738,000 shares are subject to vesting under certain conditions).

Pursuant to subscription agreements entered into in connection with the Merger Agreement (collectively, the “Subscription Agreements”), certain investors agreed to subscribe for an aggregate of 19,255,030 newly-issued shares of Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $192,550,300 (the “PIPE Investment”). The PIPE Investment included 255,030 newly issued shares of Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $2,550,300 that was used to fund a cash election. At the Closing, the Company consummated the PIPE Investment.

After giving effect to the Transactions, the redemption of Initial Shares as described above, and the consummation of the PIPE Investment there are currently 141,260,318 shares of Common Stock issued and outstanding.

The Common Stock and warrants commenced trading on the Nasdaq Stock Market (“Nasdaq”) under the symbols “LTCH” and “LTCHW,” respectively, on June 7, 2021, subject to ongoing review of the Company’s satisfaction of all listing criteria following the Business Combination.

As noted above, an aggregate of $59,160 was paid from the Company’s trust account to holders that properly exercised their right to have Initial Shares redeemed, and the remaining balance immediately prior to the Closing of approximately $300.0 million remained in the trust account. The remaining amount in the trust account was used to fund the Business Combination.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as the Company was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Business Combination, and as discussed below in Item 5.06 of this Report, the Company has ceased to be a shell company. Accordingly, the Company is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

This Report includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Report (including in information that is incorporated by reference into this Report) and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Transactions and the benefits of the Transactions, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which the Company operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting the Company. Factors that may impact such forward-looking statements include:

•	the ability to maintain the listing of the shares of Common Stock and warrants of the Company on Nasdaq;

•	risks related to disruption of management’s time from ongoing business operations due to the Transactions;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	the impact of changes in customer spending patterns, customer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•	the impact of the COVID-19 pandemic on the financial condition and results of operations of the Company;

•	any defects in new products or enhancements to existing products; and

•	other risks and uncertainties described in the Proxy Statement/Prospectus, including those under the section entitled “Risk Factors.”

The forward-looking statements contained in this Report are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described or incorporated by reference under the heading “Risk Factors” below. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company will not and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

The business of the Company is described in the Proxy Statement/Prospectus in the section entitled “Information About Latch” beginning on page 132 thereof and that information is incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 24 thereof and are incorporated herein by reference. A summary of the risks associated with the Company’s business are also described on pages 12-13 of the Proxy Statement/Prospectus under the heading “Summary Risk Factors” and are incorporated herein by reference.

Unaudited Condensed Consolidated Financial Statements

The unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2021 of Legacy Latch set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Legacy Latch’s financial position, results of operations and cash flows for the period indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of Legacy Latch as of and for the years ended December 31, 2020 and 2019 and the related notes included in the Proxy Statement/Prospectus, the section entitled “Latch’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 143 of the Proxy Statement/Prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2020 is included in the Proxy Statement/Prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 68 of the Proxy Statement/Prospectus and is incorporated herein by reference.

The unaudited pro forma condensed combined financial information of the Company as of and for the three months ended March 31, 2021 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of the financial condition and results of operation of Legacy Latch as of and for the year ended December 31, 2020 is included in the Proxy Statement/Prospectus in the section titled “Latch’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 143 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Management’s discussion and analysis of the financial condition and results of operations of Legacy Latch as of and for the three months ended March 31, 2021 is set forth below.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections titled “Financial Information” and our financial statements and related notes included as Exhibit 99.1 to this Report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Forward-Looking Statements” included elsewhere in this Report.

Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future. References in this section to “Latch,” “we,” “our,” “us” and the “Company” generally refer to Legacy Latch and its consolidated subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

Latch is an enterprise technology company focused on revolutionizing how people experience spaces by making spaces better places to live, work, and visit. Latch has created a full-building operating system, LatchOS, which addresses the essential requirements of modern buildings. Our LatchOS system streamlines building operations, enhances the resident experience, and enables efficient interactions with service providers. Our product offerings, designed to optimize the resident experience, include smart access, delivery and guest management, smart home and sensors, connectivity, and resident experience. We combine hardware, software, and services into a holistic system that makes spaces more enjoyable for residents, more efficient and profitable for building operators, and more convenient for service providers.

LatchOS enables spaces across North America. Throughout 2020, approximately 1 in 10 newly constructed multi-family apartment home units in the United States were equipped with Latch products and installed across thirty-five states and Canada, from affordable housing in Baltimore, to historic buildings in Manhattan, to luxury towers in the Midwest. Latch works with real estate developers, large and small, ranging from the largest real estate companies in the world to passionate local owners.

We engage with customers early in their new construction or renovation process, helping establish Latch as the technology consultant for the building. LatchOS is made up of modules, enabling essential capabilities for modern buildings. Building owners have the flexibility to select LatchOS modules to match their specific building or portfolio’s needs. LatchOS software starting pricing ranges from $7-12 per apartment per month, depending on which capabilities the building owner selects, for the LatchOS modules Smart Access, Smart Home, and Guest Management. Customers also purchase our hardware devices upfront to go along with the LatchOS modules they choose.

The LatchOS ecosystem has been created to serve all the stakeholders at a building and today LatchOS modules consists of the following modules:

•

Smart Access. Latch’s smart access software capabilities include complete resident, building staff, guest, service provider and construction access management powered by the Latch R, M, and C devices. These devices serve every door in a building, from apartment doors to elevators, from parking garages to gyms.

•

Delivery & Guest Management. Going beyond smart access, the Latch intercom solves the access problem for unexpected guests and deliveries enabling visitors to quickly connect with residents or building operators with just a few clicks. The Latch Delivery Assistant takes this further to the package room with a remote, virtual doorman facilitating secure package management.

•

Smart Home & Sensors. Latch’s enterprise device management enables smart home capabilities from thermostat, lighting, leak detection and other sensor integration, monitoring, and centralized device management for building owners and private resident control right in the Latch App. The integration of the LatchOS platform with smart home device manufacturers like Google Nest, ecobee, Honeywell, Jasco, Leviton, and more, provide our customers with a wide choice in smart home devices that can be controlled through LatchOS.

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Connectivity. Connecting devices, operations, and residents reliably to the network across buildings can be complex. Latch Intercom and Latch Hub’s cellular connectivity bring internet access to new and existing building infrastructure from new construction to retrofits.

•

Resident Experience. Residents can control all of the Latch-enabled devices in their spaces through the Latch App right from the moment they arrive. Latch’s mobile applications also enable resident onboarding, streamlining the move-in experience. The average Latch App user already interacts with the Latch App multiple times per day, giving us an incredible foundation from which to engage and transact further with the residents over time as we introduce new functionalities and services to the Latch mobile applications.

After Latch has been installed and set up at a building, the building managers add all their residents as users to the Latch system. Our mobile applications then enable the residents to unlock all connected spaces in Latch buildings from the front door, package rooms, common spaces, elevators, and garages to their unit entrance, control their thermostat and smart home devices from the app, see who rang the bell at the front door through the intercom and let guests in through the app. In the near future, we believe interacting with service providers, buying renters insurance or choosing their internet package will all be possible from the Latch App. Residents become highly engaged users across all the capabilities that Latch provides them in their spaces.

Beyond enabling a new set of experiences at buildings for residents and building operators, Latch turns the purchase experience of smart building technology for building owners from a complex sale with multiple vendors into a simple process with Latch as a single vendor with one single contract and straightforward billing. LatchOS enables a unified management experience for building operators with a single interface to manage all Latch experiences instead of having a separate interface for each vendor and solution. Latch also enables a unified resident experience with a single interface through the Latch App for all resident-facing interactions and Latch experiences in our customers’ buildings. Devices that are part of the Latch ecosystem work better together since our curated set of partner devices and our smart building operating system, LatchOS, seamlessly integrate instead of a patchwork of devices from different vendors with different standards and interfaces that create technology silos and limited experiences.

Our sales strategy is simple, repeatable, scalable, and unique. We engage directly with our customers to ensure they have the best possible experience with Latch and our partners from sale to installation to the lease-up. Latch engages with customers early in their construction or renovation process, establishing Latch as a technology advisor to the building. This engagement enables us to provide more technology advice early in the development process and creates high revenue visibility. Our customers sign letters of intent (“LOIs”) specifying which software and devices they want to receive and on which dates. This approach leads to multi-year software contracts, direct feedback loops with our customers and their residents, local and regional market insights, and a complete picture of the ever-changing demands of building operators. The installation timeline can range from six to eighteen months after signing the LOI, depending on the construction schedule. We continuously evolve our products and add new features between signing the LOI and the time of installation.

Currently, we primarily serve the rental homes markets in North America. Based on internal research and external reporting, we estimate there are approximately 32 million multi-family apartment home units in North America. Today we primarily serve new construction and retrofit buildings. Since our launch in 2017, we have seen the share of our business coming from retrofit opportunities increase significantly: a trend we expect to continue over the medium term. We also serve the single-family rental market through our existing relationships with large real estate developers and owners. Based on internal research and external reporting, we estimate there are 15 million single-family rental home units in North America.

Developments in the First Quarter of 2021

We launched the C2 series door-mounted access control product to make retrofits and ongoing operations easier for every project. We have booked over 20,000 units and delivered over 1,000 units to customers across the country. The C2 includes: a patent-pending turn mechanism ensuring smooth locking and unlocking; a three-piece modular design simplifying and reducing costs of installation; 24 months of battery life decreasing building staff time and operational costs; and improved functionality and quality at a lower price to both customers and Latch.

We launched NFC unlock on Android through an over the air update, delivering a much desired feature for the industry and deepening our integrations with the Google ecosystem. As a result of owning the full technology stack – hardware, firmware and software, we can more easily and quickly deploy new features that add immediate value to both building owners and residents. This strategic technology approach provides significant advantages and future opportunities. NFC unlock on Android has an average ~850ms unlock time and more consistent performance despite Android device fragmentation.

COVID-19 Update

In March 2020, the outbreak of the novel coronavirus (COVID-19) was declared a pandemic. Measures taken by various governments to contain the virus have affected economic activity. We have taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our people (such as social distancing and working from home) and securing the supply of materials that are essential to our production process. The COVID-19 pandemic disrupted and may intermittently continue to disrupt our hardware deliveries due to delays in construction timelines at our customer’s building sites. In addition, the COVID-19 pandemic resulted in a global slowdown of economic activity and a recession in the United States and the economic situation remains fluid as parts of the economy appear to be recovering while others continue to struggle. While the nature of the situation is dynamic, the Company has considered the impact when developing its estimates and assumptions. Actual results and outcomes may differ from management’s estimates and assumptions.

In the first quarter of fiscal year 2020, we initiated a restructuring plan as part of our efforts to reduce operating expenses and preserve liquidity due to the uncertainty and challenges stemming from the COVID-19 pandemic. We incurred costs in connection with involuntary termination benefits associated with our corporate-related initiatives and cost-saving opportunities. The Reduction in Force (“RIF”) involved an approximate 25% reduction in headcount which resulted in severance and benefits costs for affected employees and other miscellaneous direct costs. These amounts are recorded principally in research and development, sales and marketing, and general and administrative based on the department the expense relates to within the Consolidated Statements of Operations and Comprehensive Loss. As a result of our strong performance in 2020 and through 2021, we have rehired some of the staff that was terminated at the outset of the pandemic.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted to provide certain relief in response to the COVID-19 pandemic. The CARES Act includes numerous tax provisions and other stimulus measures. Among the various provisions in the CARES Act, the Company is utilizing the payroll tax deferrals. In the second quarter of fiscal 2020, the Company received and repaid $3.4 million in loans under the CARES Act.

The Business Combination

On January 24, 2021, we entered into the Merger Agreement with TSIA and Merger Sub. On June 4, 2021, upon the closing of the Merger, Merger Sub merged with and into Latch with Latch surviving as the surviving company pursuant to the provisions of the General Corporation Law of the State of Delaware (“DGCL”). Upon consummation of the Transactions, the new combined company was renamed Latch, Inc.

The Business Combination is accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in ASC 805, Business Combinations, TSIA is treated as the “acquired” company for financial reporting purposes. We are deemed the accounting predecessor of the combined business and the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination will have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in Latch’s future reported financial position and results are a net increase in cash (as compared to our Condensed Consolidated Balance Sheets as of March 31, 2021) of approximately $453 million, which includes approximately $190 million in proceeds from the PIPE Investment to be consummated substantially simultaneously with the Business Combination, offset by additional transaction costs for the Business Combination. The transaction costs for the Business Combination are approximately $45.8 million, including $36.8 million that was funded in connection with the closing of the Business Combination, of which $10.5 million represents deferred underwriter fees related to TSIA’s initial public offering. See “Unaudited Pro Forma Combined Financial Information” in this Report for additional information.

Products and Platform

Our platform, LatchOS, is a full building operating system that brings together all the elements that make up the modern building experience for building managers, vendors, and residents. The LatchOS ecosystem consists of two general elements: software and devices. Our software, hardware, and services in turn enable the essential features for every stakeholder in the Latch ecosystem.

Latch has three software products in the market today: The Latch Resident Mobile Applications, Latch Manager Web, and the Latch Manager Mobile Application. These three products encompass the software that powers the LatchOS platform and allows for devices and services to operate in harmony. We also have a collection of first-party devices and third-party partner devices and services (“Works with Latch”) that can integrate into the LatchOS system to be managed, controlled and/or operated through our software products.

Software Products

Latch Mobile Applications

The Latch mobile applications are the primary tools for residents to unlock doors, give access to guests or service providers, control and manage smart devices, interact and communicate with the building, consumer services and transact with Latch. Latch offers a subset of these experiences through the Apple Watch as well.

Latch Manager Web and Manager Mobile Applications

Manager Web is LatchOS’s central orchestration application for building operators. Our fully integrated system lets property managers support the resident experience from a single source. From the Manager Web, property managers can control access sharing, resolve issues remotely, save time and money on rental unit turnover, and ensure their residents are secure.

First Party Hardware Devices

M, C, R Series

The M, C and R series are the door-mounted access control products which interface with industry-standard lock hardware. They are designed to meet and exceed every project requirement. They are built to industry standards, compliant with code requirements, and suited for interior or exterior use.

Other Devices

The Latch Intercom integrates seamlessly into the Latch core access systems and allows audio and video calls for remote unlocking. The Latch Camera is a dome camera that integrates seamlessly into the Latch Intercom and core access systems to allow for video calls for remote unlocking. The Latch Hub is an all-in-one connectivity solution that enables smart access, smart home, and sensor devices to do more at every building. The Latch Leak Detectors offer a simple and scalable solution to enable leak prevention, detection, and quick resolutions for building owners and residents.

Works with Latch: 3rd Party Devices, Software and Partnerships

The LatchOS platform is compatible with a collection of industry-leading smart home devices, allowing these devices to be managed, controlled, and viewed from the LatchOS platform. Latch has selected several initial smart home devices with which to integrate (currently or in the near term), including smart home devices manufactured by Google Nest, Honeywell, ecobee, Jasco, Leviton, and Sonos, based on Latch’s assessment that these devices are aligned with Latch’s vision around enterprise device management privacy and security, design, and brand when it comes to building operators and residents. Latch has entered into agreements with Google Nest, Honeywell and ecobee and plans to enter into an agreement with Sonos. Such agreements include application programming interface (API) licensing terms that allow partner devices to be managed, controlled, and viewed from the LatchOS platform as appropriate for desired functionality. Such agreements include other terms that are customary in API license agreements, including intellectual property ownership and licensing provisions, joint marketing and advertising arrangements, indemnification obligations, confidentiality restrictions, and data protection requirements. Jasco and

Leviton smart lighting products can be controlled by the LatchOS platform through the Zigbee protocol; therefore, no separate API license agreement is necessary between Latch and Jasco and Leviton in order to integrate the LatchOS platform with their smart lighting products.

We understand at Latch that operating a building can be complex and it can take many different processes, systems, and tools to manage a great building. A majority of buildings we work with use property management software to manage their back-office operations. In order to accommodate those complex use-cases, we have forged partnerships with the top property management software companies, such as Yardi and RealPage, and enabled integrations between such software and our software and devices so the building can operate seamlessly between the two systems at the building.

Latch leverages its cutting-edge smart access platform to unlock new use-cases in adjacent real estate verticals and with partners that serve buildings. Our smart access platform integrates with partners such as Tour24, Pinwheel and UPS to enable unattended showings and secure package delivery, and it has also allowed us to build a robust B2B2C distribution channel for us to transact with residents through the Latch App and offer future consumer and on-demand services.

Key Factors Affecting Our Performance

We believe that our future success will be dependent on many factors, including those further discussed below. While these areas represent opportunities for Latch, they also represent challenges and risks that we must successfully address in order to operate our business.

Investing in Research and Development (“R&D”) and enhancing our customer experience. Our performance is significantly dependent on the investments we make in research and development, including our ability to attract and retain highly skilled research and development personnel. We must continually develop and introduce innovative new hardware products, mobile applications and other new offerings. If we fail to innovate and enhance our brand and our products, our market position and revenue will likely be adversely affected.

Product introductions and expansion of our platform. We will need to expend additional resources to continue introducing new products, features, and functionality to enhance the value of our platform. To date, product introductions have often had a positive impact on our operating results due primarily to increases in revenue associated with sales of new products in the quarters following their introduction. For example, we have recently introduced a number of product enhancements and features, including the Intercom and our Smart Home integration software. In the future, we intend to continue to release new products and enhance our existing products, and we expect that our operating results will be impacted by these releases.

Category adoption, expansion of our total addressable market, and market growth. Our future growth depends in part on the continued consumer adoption of hardware and software products which improve resident experience, and the growth of this market. In addition, our long-term growth depends in part on our ability to expand into adjacent markets and international territories in the future.

Key Business Metrics

We review the following key business metrics to measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions which will impact the future operational results of the Company. Increases or decreases in our key business metrics may not correspond with increases or decreases in our revenue.

The limitations our Key Business Metrics have as an analytical tool are: (1) they might not accurately predict our future GAAP financial results (2) we might not realize all or any part of the anticipated value reflected in its Total Bookings, and (3) other companies, including companies in our industry, may calculate our Key Business Metrics or similarly titled measures differently, which reduces its usefulness as a comparative measure.

	Three months ended March 31,
(In thousands, except home units)	2021	2020	$ Change	% Change
U.S. GAAP Measures:
Revenue	$6,629	$2,726	$3,903	143%
Net Loss	$(38,101)	$(15,941)	$(22,160)	(139%)
Key Performance Indicators:
Hardware Bookings	$28,217	$14,425	$13,792	96%
Software Bookings	$43,479	$23,572	$19,907	84%
Total Bookings	$71,696	$37,997	$33,699	89%
Booked ARR	$38,882	$17,647	$21,235	120%
Booked Home Units—Cumulative	368,994	176,902	192,092	109%
Adjusted EBITDA	$(13,892)	$(13,907)	$14	—%

Bookings

We use Bookings to measure sales volume and velocity of our hardware and software products. Bookings represent written but non-binding LOIs from our customers to purchase Latch hardware products and software services, not reflecting discounts. We sell software services with all our access hardware products. Based on historical experience, we believe there is sufficient or reasonable certainty about the customers’ ability and intent to fulfill these commitments with a target delivery date no longer than 24 months following LOI signature.

Hardware Bookings

Hardware Bookings represent the total revenue commitment to be recognized at time of shipment of the product. We calculate Hardware Bookings by multiplying the total booked units by the sales price (excluding discounts) for each respective unit. There is typically a lag between Hardware Bookings and recognition of GAAP revenue due to installation timelines with a target delivery date no longer than 24 months following LOI signature.

Software Bookings

Software Bookings represent the total revenue commitment over the life of the software agreement. We calculate Software Bookings by multiplying the total booked units by the subscription price (excluding discounts) and the contract term as outlined in the LOI. There is typically a lag between Software Bookings and recognition of GAAP revenue due to installation timelines and the recognition of Software Revenue over the course of the contract with a target delivery date no longer than 24 months following LOI signature. Our long-term software contracts typically average more than six years in length.

Booked ARR

We use Booked Annual Recurring Revenue (“ARR”) to assess the general health and trajectory of our recurring software. Booked ARR is defined as the cumulative value of annual recurring revenue from Latch software subscriptions that are under a signed LOI. We calculate Booked ARR by multiplying the total number of units that have been booked by the annual listed subscription pricing (excluding discounts) at the time of booking. LOIs typically deliver within 6 to 18 months of signing, depending on construction timelines. Booked ARR is adjusted for bookings that do not ship within a normal construction timeframe. It should be viewed differently from Software Booking as it represents only the average annual software revenue, not the lifetime contract value.

Booked Home Units—Cumulative

We use Booked Home Units—Cumulative to measure the number of homes signed to operate on our platform, market penetration in the rental homes market, and the size opportunity to grow revenue from increasing sales of additional hardware, software, and service revenue into signed homes. Booked Home Units represent the total number of apartment units or similar dwellings installed cumulatively, as well as committed to be installed, with Latch products. Booked Home Units are adjusted for bookings that do not ship within a normal construction timeframe. LOIs typically deliver within 6 to 18 months of signing, depending on construction timelines.

Adjusted EBITDA

We define Adjusted EBITDA as our net loss, excluding the impact of stock-based compensation expense, depreciation and amortization expense, interest income, interest expense, provision for income taxes, restructuring, one-time litigation expenses, loss on extinguishment of debt, change in fair value of derivative instruments, and our transaction related expenses. We believe excluding the impact of these expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core operating performance. We monitor and have presented in this prospectus Adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our operating performance, to establish budgets, and to develop operational goals for managing our business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors, analysts, and others in understanding and evaluating our operating results in the same manner as our management and board of directors. See “Non-GAAP financial measures” for additional information and reconciliation of this measure.

Components of Results of Operations

Revenue

We currently generate revenue from two sources: (1) hardware devices that are both Latch built (“first-party”) and partner built (“third-party”) and (2) software products used by property managers via Web or mobile and by residents via mobile.

Hardware Revenue

We generate hardware revenue primarily from the sale of our portfolio of devices both first-party and third-party for our smart access and smart building solutions. We sell hardware to building developers through our channel partners who act as the intermediary and installer. We recognize hardware revenue when the hardware is shipped to our channel partners, which is when control is transferred to the building developer. The Company provides warranties related to the intended functionality of the products and those warranties typically allow for the return of defective hardware up to one year for electrical components and five years for mechanical components past the date of sale. We are currently in the process of beginning to launch our new generation of hardware products with much lower production costs which we expect will improve our future hardware margins.

Software Revenue

We generate software revenue primarily through the sale of our software-as-a-service, or SaaS, over our cloud-based platform on a subscription-based arrangement. Subscription fees vary depending on the optional features selected by customers as well as the term length. SaaS arrangements generally have term lengths of month-to-month, 2-year, 5-year and 10-year and is a fixed-fee paid upfront except for the month-to-month arrangements. As a result of significant discounts provided on the longer-term software contracts paid up front, the Company has determined that there is a significant financing component and have therefore broken out the interest component. Revenue is primarily recognized on a ratable basis over the subscription period of the contractual arrangement beginning when or as control of the promised services is available or transferred to the customer. We expect software revenue to increase as a percentage of total revenue over time.

Cost of Revenue

Cost of hardware revenue consists primarily of product costs, including manufacturing costs, duties and other applicable importing costs, shipping and handling costs, packaging, warranty costs, assembly costs, and warehousing costs, as well as other non-inventoriable costs including personnel-related expenses associated with supply chain logistics and channel partner fees. Cost of software revenue consists primarily of outsourced hosting costs and personnel-related expenses associated with monitoring and managing the outsourced hosting service provider. Our cost of revenue excludes depreciation and amortization shown in operating expenses.

In 2019, the U.S. administration imposed significant changes to U.S. trade policy with respect to China. Tariffs have subjected certain Latch products manufactured overseas to additional import duties. The amount of the import tariff has changed numerous times based on action by the U.S. administration. The Company continues to monitor the change in tariffs. If tariffs are increased, such actions may increase our cost of hardware revenue and reduce our hardware revenue margins further in the future.

Operating Expenses

Our operating expenses consist of research and development, sales and marketing, general and administrative, and depreciation and amortization expenses.

Research and Development Expenses

Our research and development expenses consist primarily of personnel and related expenses for our employees working on our product, design and engineering teams, including salaries, bonuses, benefits, payroll taxes, travel and stock-based compensation. Also included are non-personnel costs such as amounts paid to our third-party contract manufacturers for tooling, engineering and prototype costs of our hardware products, fees paid to third party consultants, R&D supplies and rent. We expect our research and development expenses to increase in absolute dollars as we continue to make significant investments in developing new products and enhancing existing products.

Sales and Marketing Expenses

Sales and marketing expense consists primarily of personnel and related expenses for our employees working on our sales, customer success, deployment and marketing teams, including salaries, bonuses, benefits, payroll taxes, travel, commissions and stock-based compensation. Also included are non-personnel costs such as marketing activities (trade shows and events, conferences, and digital advertising), professional fees, rent and customer support. We expect our sales and marketing expense to increase in absolute dollars as the restrictions related to COVID-19 begin to be lifted and as we continue to invest in our sales force to drive increased market share through new customer acquisition and provide best in class support to our existing customer base.

General and Administrative Expenses

General and administrative expense consists primarily of personnel and related expenses for our executive, legal, human resources, finance, and IT functions, including salaries, bonuses, benefits, payroll taxes, travel, and stock-based compensation. Additional expenses included in this category are non-personnel costs such as legal fees, rent, professional fees, audit fees, bad debt expense and insurance costs. During the first quarter of 2021, we incurred stock based compensation expense from a non-recurring secondary purchase as described in the unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2021 set forth in Exhibit 99.1 hereto. Excluding this impact, we expect our general and administrative expenses to increase in absolute dollars due to our plans to remediate our material weaknesses which were identified in the years ended December 31, 2020 and 2019, as well as the continued growth of our business and related infrastructure as well as legal, accounting, director and officer insurance premiums, investor relations and other costs associated with operating as a public company.

Depreciation and Amortization

Depreciation and amortization consist primarily of depreciation expense related to investments in property and equipment and internally developed capitalized software.

Other Income (Expense), Net

Other income (expense), net consists of interest expense associated with the significant financing component of our longer-term software contracts, interest expense associated with our debt financing arrangements, interest income on highly liquid short-term investments, gain or loss on extinguishment of debt, and gain or loss on change in fair value of derivatives.

Income Taxes

The provision for income taxes consists primarily of income taxes related to state jurisdictions in which we conduct business. We maintain a full valuation allowance on our deferred tax assets as we have concluded that it is more likely than not that the deferred assets will not be utilized.

Results of Operations for the three months ended March 31, 2021 and 2020

The following table sets forth our historical operating results for the periods indicated. The period-to-period comparison of operating results is not necessarily indicative of results for future periods:

	Three months ended March 31,
	2021	2020	$ Change	% Change
(In thousands, other than share and per share data)
Revenue:
Hardware revenue	$5,014	$2,032	$2,982	147%
Software revenue	1,615	694	921	133

Total revenue	6,629	2,726	3,903	143
Cost of revenue (1)
Cost of hardware revenue	6,028	3,203	2,825	88
Cost of software revenue	134	59	75	127

Total cost of revenue	6,162	3,262	2,900	89
Operating expenses:
Research and development	9,615	5,604	4,011	72
Sales and marketing	3,750	4,392	(642)	(15)
General and administrative	17,696	5,076	12,620	249
Depreciation and amortization	653	273	380	139

Total operating expenses	31,714	15,345	16,369	107

Loss from operations	(31,247)	(15,881)	(15,366)	(97)

Other income (expense)
Interest expense, net	(3,318)	(60)	(3,258)	N.M.
Other expense	(3,536)	—	(3,536)	(100)

Total other income (expense)	(6,854)	(60)	(6,794)	N.M.
Loss before income taxes	(38,101)	(15,941)	(22,160)	(139)
Income taxes	—	—	—	—

Net loss	(38,101)	(15,941)	(22,160)	(139)

Other comprehensive income (loss)
Foreign currency translation adjustment	7	—	7	100

Comprehensive income (loss)	$(38,094)	$(15,941)	$(22,153)	(139)%

Earnings (loss) per common share:
Basic and diluted net loss per share	$(3.27)	$(2.02)	$(1.25)	(62)%
Weighted average shares outstanding:
Basic and Diluted	11,636,136	7,882,647

(1)	Exclusive of depreciation and amortization shown in operating expenses below.

N.M. – Not meaningful

Comparison of three months ended March 31, 2021 and March 31, 2020

Revenue

Revenue increased by $3.9 million to $6.6 million for the first quarter of 2021 as compared to $2.7 million the for the first quarter of 2020, driven by a $3.0 million increase in hardware revenue and a $0.9 million increase in software revenue. We experienced delays in unit deliveries in the first half of 2020 as a result of the impact of COVID-19 on the residential multi-family construction market, however as the construction market and economy continue to reopen, access unit deliveries increased 124% in the first quarter of 2021 compared to the first quarter of 2020. These increased deliveries were the primary driver of our 147% hardware revenue growth in the first quarter of 2021 compared to the first quarter of 2020. Similarly high software revenue growth of 133% in the first quarter of 2021 reflects the continued growth in the home units install base as a result of the delivered hardware units in 2020 and 2021.

Cost of Revenue

Cost of revenue increased by $2.9 million to $6.2 million for the first quarter of 2021 as compared to $3.3 million for the first quarter of 2020, primarily as a result of the increase in cost of hardware revenue of $2.8 million, which was primarily related to the higher hardware revenue partially offset by lower tariff costs and a one-time charge for excess inventory at our contract manufacturer recorded in the first quarter of 2020.

Research and Development Expenses

Research and development expenses increased by $4.0 million to $9.6 million for the first quarter of 2021 as compared to $5.6 million for the first quarter of 2020, primarily due to a $3.8 million stock-based compensation charge incurred in connection with the sale of shares to investors by certain Company employees and non-employee service providers.

Sales and Marketing Expenses

Sales and marketing expenses decreased by $0.6 million to $3.8 million for the first quarter of 2021 as compared to $4.4 million for the first quarter of 2020, reflecting $0.4 million in lower compensation costs due to the reduction in force as a result of the impact of COVID-19 and $0.2 million in reduced marketing activity.

General and Administrative Expenses

General and administrative expenses increased by $12.6 million to $17.7 million for the first quarter of 2021 as compared to $5.1 million for the first quarter of 2020, primarily due to a $10.1 million stock-based compensation charge incurred in connection with the sale of shares to investors by certain Company employees and non-employee service providers. In addition, we incurred $1.9 million of transaction costs and professional advisory fees in connection with the pending transaction with TSIA.

Depreciation and amortization Expenses

Depreciation and amortization expenses increased by $0.4 million to $0.7 million for the first quarter of 2021 as compared to $0.3 million for the first quarter of 2020, primarily due to the increase in amortization of internally developed software released in 2020 and 2021.

Total other income (expense), net

Other expenses increased by $6.8 million to $6.9 million for the first quarter of 2021 as compared to $0.01 million for the first quarter of 2020, primarily due to $3.6 million unfavorable change in the fair value of the derivative liability related to our convertible notes and $3.3 million higher interest expense primarily related to our convertible notes.

Liquidity and Capital Resources

We have incurred losses since our inception. Our operations have been financed primarily through net proceeds from the issuance of our redeemable convertible preferred stock and convertible debt, as well as borrowings under our term loan. As of March 31, 2021, we had an accumulated deficit of $200.3 million, working capital of $53.7 million, $46.5 million in cash and cash equivalents, and remaining availability of $10.0 million under our revolving line of credit.

We subcontract with other companies to manufacture our products. During the normal course of business, we and our manufacturers procure components based upon a forecasted production plan. If we cancel all or part of the orders, we may be liable to our suppliers and manufacturers for the cost of the unutilized component orders or components purchased by our manufacturers. Historically, we do not believe there have been any material liabilities which have resulted from cancellation of purchase orders.

Our short-term liquidity needs primarily include working capital for sales and marketing, research and development, and continued innovation. Our future capital requirements will depend on many factors, including our levels of revenue, the expansion of sales and marketing activities, market acceptance of our products, the results of business initiatives, the timing of new product introductions, and overall economic conditions.

We believe our existing cash and cash equivalent balances and committed credit lines will be sufficient to meet our working capital and capital expenditure needs and debt service obligations for at least the next twelve months. In the future, we may attempt to raise additional capital through the sale of additional equity or debt financing, but cannot assure you we will be successful, nor can we assure that financing would be at similar interest rates in the future. The sale of additional equity would be dilutive to our stockholders. Additional debt financing could result in increased debt service obligations and more restrictive financial and operational covenants.

Indebtedness

2020 Convertible Notes

Between August 11, 2020 and October 23, 2020, the Company issued a series of convertible promissory notes to various investors pursuant to a Note Purchase Agreement dated August 11, 2020, subsequently amended with a Note Purchase Agreement dated October 23, 2020, with a maturity date of April 23, 2022 (subject to the holder’s option to extend the maturity date for a period of one year), for an aggregate principal amount of $50 million. The notes accrue interest at a rate of 5% per annum for the first 6 months, 7% per annum for the following 6 months, and 9% per annum from month 13 until maturity, that is due and payable upon the earlier to occur of the maturity date or an event of default, unless otherwise converted prior to maturity or an event of default.

The terms of the notes provide for the principal and accrued interest to automatically convert into the type of preferred stock issued in a sale of preferred stock (“Next Equity Financing”) at a conversion price equal to the lesser of 80% of the price paid per share by the investors in the Next Equity Financing, or $650 million divided by the Company’s then fully-diluted capitalization (exclusive of the Notes and any other then-outstanding convertible notes or other convertible instruments issued by the Company) prior to the Next Equity Financing. Upon (i) a merger or consolidation of the Company or a subsidiary of the Company, (ii) the sale of substantially all of the Company’s assets, (iii) the liquidation, dissolution or winding up of the Company (collectively, a “Corporate Transaction”), (iv) the closing of the Company’s initial public offering or a merger, acquisition or other business combination involving the Company and a publicly traded special purpose acquisition company (a “Qualified Public Company Event”) all outstanding principal and interest of the note shall, at the holder’s option, be due and payable in full or be converted into common stock of the Company at a conversion price equal to the lesser of 80% of the price per share offered for the shares of common stock upon a Corporate Transaction or Qualified Public Company Event, or $650 million divided by the Company’s then-outstanding capitalization (exclusive of (1) the notes and any other then-outstanding convertible notes issued by the Company and (2) out-of-the money or unvested options or warrants).

The Company determined that the features providing for conversion into stock sold in a Next Equity Financing, upon a Corporate Transaction, or upon a Qualified Public Company Event at a stated discount represent embedded derivatives which require separate accounting recognition in accordance with subtopic ASC 815-15, Embedded Derivatives. The fair value of the embedded derivative on the date of issuance of $12.2 million was recorded as a derivative liability and combined with the debt host contract with an offset recorded as a discount against convertible notes, net.

Under the terms of the Merger Agreement, as of June 4, 2021 the outstanding principal and accrued but unpaid interest due on Latch’s convertible notes automatically converted into a number of shares of Latch common stock in accordance with the applicable Latch convertible note.

Revolving Line of Credit and Term Loan

In September 2020, the Company obtained a revolving line of credit as well as a term loan, both of which are secured by a first-perfected security interest in substantially all of the assets of the Company.

The revolving line of credit provides for a credit extension of up to $5 million and bears interest at the greater of the prime rate plus 2% or 5.25% per annum, as long as the Company maintains an Adjusted Quick Ratio of 1.25.

If the Adjusted Quick Ratio falls below 1.25, then the revolving line of credit bears interest at the greater of the prime rate plus 3% or 6.25% per annum. The Company may only borrow up to 80% of eligible accounts receivable. The revolving line of credit matures on September 21, 2022, in which all outstanding principal and interest is due in full. The proceeds of the borrowing under the revolving line of credit may be used for working capital and general corporate purposes.

The available amount under the term loan is an initial $5 million with two additional tranches of $2.5 million each, which the Company can draw down on in annual increments from closing. The term loan bears interest at the greater of the prime rate plus 3% or 6.25% per annum. The term loan matures on December 1, 2024, in which all outstanding principal and interest is due in full. In connection with the execution of the term loan, the Company issued warrants to purchase 231,000 shares of common stock, which are exercisable for a 12-year period. The initial strike price is $.91 per share. On June 4, 2021, the Company paid in full the outstanding principal and accrued interest on the term loan.

The Company is subject to certain affirmative and negative financial covenants that it is required to meet in order to maintain its credit facilities, including approval required for certain dividend approval restrictions and a minimum bookings amount if the Company’s cash balance plus the amount available under the revolving line of credit falls below $20 million combined.

Cash Flows

The following table sets forth a summary of our cash flows for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,
(In thousands)	2021	2020
Net cash used in operating activities	$(14,330)	$(16,457)
Net cash used in investing activities	(1,736)	(1,879)
Net cash provided by financing activities	2,088	10,344
Effect of exchange rates on cash	(9)	—

Net change in cash and cash equivalents	$(13,987)	$(7,992)

Operating Activities

Net cash used in operating activities decreased by $2.2 million to $14.3 million for the first quarter of 2021 from $16.5 million for the first quarter of 2020, primarily due to approximately $3.0 million in increased accounts receivable collections partially offset by increased expenses incurred in connection with the pending transaction with TSIA.

Investing Activities

In the first quarter of 2021, net cash used in investing activities consisted principally of capitalized internally developed software costs of $1.4 million primarily reflecting the continued new functionality being added to our LatchOS platform for future product releases and the purchase of property and equipment of $0.3 million.

In the first quarter of 2020, net cash used in investing activities consisted of capitalized software development costs of $1.7 million as a result of new functionality and products being built for our LatchOS platform, and the purchase of property and equipment and intangible assets.

Financing Activities

In the first quarter of 2021, net cash provided by financing activities consisted of the net proceeds from the issuance of common stock in connection with exercises of stock options.

In the first quarter of 2020, net cash provided by financing activities consisted principally of the net proceeds from the issuance of Series B-1 preferred stock.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2021 and December 31, 2020.

Critical Accounting Policies and Estimates

There have been no material changes to our critical accounting policies and estimates as disclosed in the Proxy Statement/Prospectus beginning on page 156 thereof, which information is incorporated herein by reference.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, to the unaudited condensed consolidated financial statements included as Exhibit 99.1 to this Report, which is incorporated herein by reference.

Non-GAAP financial measures

To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our financial results, we have presented in this prospectus Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

We define Adjusted EBITDA as our net loss, excluding the impact of stock-based compensation expense, depreciation and amortization expense, interest income, interest expense, provision for income taxes, restructuring, one-time litigation expenses, loss on extinguishment of debt, gain or loss on change in fair value of derivative instruments, and our transaction related expenses. The most directly comparable GAAP measure is net loss. We monitor and have presented in this prospectus Adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our operating performance, to establish budgets, and to develop operational goals for managing our business. In particular, we believe excluding the impact of these expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core operating performance. We believe Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we include in net loss. Accordingly, we believe Adjusted EBITDA provides useful information to investors, analysts, and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospectus.

Adjusted EBITDA is not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net loss, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, the expenses and other items that we exclude in our calculations of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results.

In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

The following table reconciles Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Reconciliation of Net loss to Adjusted EBITDA:

	Three months ended March 31,
(In thousands)	2021	2020
Net loss	$(38,101)	$(15,941)
Depreciation and amortization	653	273
Interest (income)/expense, net	3,318	60
Change in fair value of derivative liability	3,597	—
Restructuring costs (1)	—	310
Transaction-related costs (2)	2,148	—
Litigation costs (3)	—	1,035
Stock-based compensation and warrant expense (4)	14,493	356

Adjusted EBITDA	$(13,892)	$(13,907)

(1)

The company initiated a restructuring plan in the first quarter of 2020 as part of its efforts to reduce operating expenses and preserve liquidity due to the uncertainty and challenges stemming from the COVID-19 pandemic. The RIF involved an approximate 25% reduction in headcount which resulted in severance and benefit costs for affected employees and other miscellaneous direct costs.

(2)

Transaction costs related to the Business Combination. These costs are included within general and administrative and sales and marketing within the Condensed Consolidated Statements of Operations and Comprehensive Loss.

(3)

Legal and settlement fees incurred in connection with non-ordinary course litigation and other disputes. These costs are included within general and administrative within the Condensed Consolidated Statements of Operations and Comprehensive Loss.

(4)

Stock-based compensation and warrant expense associated with equity compensation plans including $13.8 million related to the secondary purchase transaction during the three months ended March 31, 2021. See Note 13, Stock Based Compensation, to the unaudited condensed consolidated financial statements included as Exhibit 99.1 to this Report, which is incorporated herein by reference.

Emerging Growth Company Status

Following the consummation of the Business Combination, the Post-Combination Company will be an emerging growth company (EGC), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the TSIA IPO, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Properties

The properties of the Company are described in the Proxy Statement/Prospectus in the section entitled “Information About Latch” beginning on page 132 thereof and that information is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock immediately following consummation of the Transactions by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o Latch, Inc., 508 West 26th Street, Suite 6G, New York, New York 10001.

The beneficial ownership of our Common Stock is based on 141,260,318 shares of Common Stock issued and outstanding immediately following consummation of the Transactions, including the redemption of Initial Shares as described above and the consummation of the PIPE Investment.

Beneficial Ownership Table

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Entities affiliated with Avenir Latch Investors, LLC(1)	21,435,551	15.2%
Entities affiliated with Lux Ventures IV, L.P.(2)	15,080,615	10.7%
TS Innovation Acquisitions Sponsor, L.L.C.(3)	7,380,000	5.2%
Directors and Named Executive Officers:
Luke Schoenfelder(4)	5,252,027	3.6%
Michael Brian Jones(5)	2,197,726	1.5%
Ali Hussain(6)	798,081	*
Garth Mitchell(7)	159,086	*
Robert J. Speyer(8)	7,597,631	5.4%
Peter Campbell	—	—
Tricia Han	—	—
Raju Rishi	—	—
J. Allen Smith(9)	113,577	*
Andrew Sugrue(10)	21,435,551	15.2%
Directors and executive officers as a group (10 individuals)	37,553,679	25.4%

*	Less than one percent.
(1)

Consists of (a) 7,901,893 shares of Common Stock held by Avenir Latch Investors, LLC, (b) 6,981,953 shares of Common Stock held by Avenir Latch Investors II, LLC, and (c) 6,551,705 shares of Common Stock held by Avenir Latch Investors III, LLC. The address for these entities and individuals is c/o Avenir Management Company, LLC, 135 Fifth Avenue, 7th Floor, New York, NY 10010.

(2)

Consists of (a) 9,637,958 shares of Common Stock held by Lux Ventures IV, L.P. and (b) 5,442,657 shares of Common Stock held by Lux Co-Invest Opportunities, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Co-Invest Opportunities, L.P. Peter Hebert and Josh Wolf are the individual managing members of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P. Each of Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(3)

TS Innovation Acquisitions Sponsor, L.L.C (“Sponsor”) is the record holder of such shares of Common Stock. The sole manager of Sponsor is Tishman Speyer Properties, L.P. (“Tishman Speyer”). The general partner of Tishman Speyer is Tishman Speyer Properties, Inc. (“Tishman Speyer GP”). Robert J. Speyer, Chairman and Chief Executive Officer of the Issuer, and Jerry I. Speyer are the co-trustees of a voting trust that holds all voting common stock in Tishman Speyer GP and therefore may be deemed to share voting and investment power with respect to the securities subject to this report. Each of the reporting persons disclaims any beneficial ownership of the securities subject to this report, except to the extent of any pecuniary interest therein. The address for these entities and individuals is Rockefeller Center, 45 Rockefeller Plaza, New York, New York 10111.

(4)	Consists of (a) 1,175,907 shares of Common Stock held directly by Mr. Schoenfelder and (b) 4,076,120 shares of Common Stock subject to options exercisable within 60 days of Closing.
(5)	Consists of (a) 89,710 shares of Common Stock held directly by Mr. Jones and (b) 2,108,016 shares of Common Stock subject to options exercisable within 60 days of Closing.
(6)	Consists of (a) 405,909 shares of Common Stock held directly by Mr. Hussain and (b) 392,172 shares of Common Stock subject to options exercisable within 60 days of Closing.
(7)	Consists of (a) 75,852 shares of Common Stock held directly by Mr. Mitchell and (b) 83,234 shares of Common Stock subject to options exercisable within 60 days of Closing.

(8)

Consists of (a) the shares of Common Stock identified in footnote (3) above and (b) 217,631 shares of Common Stock held by Innovation Club Latch Holding, L.L.C. Speyer GP Holdings, LLC is the general partner of Madison Rock Investment, LP, which is the managing member of Innovation Club Latch Holding, L.L.C. Mr. Speyer is the managing member of Speyer GP Holdings, LLC. As a result, Mr. Speyer may be deemed to share beneficial ownership over the shares of Common Stock held by Innovation Club Latch Holding, L.L.C., but disclaims beneficial ownership except to the extent of his pecuniary interest therein. The address for these entities and Mr. Speyer is Rockefeller Center, 45 Rockefeller Plaza, New York, New York 10111.

(9)	Consists of shares of Common Stock held directly by Mr. Smith.
(10)

Consists of the shares of Common Stock identified in footnote (1) above. Avenir Management Company, LLC is the investment advisor and manager of each of Avenir Latch Investors, LLC, Avenir Latch Investors II, LLC and Avenir Latch Investors III, LLC. Avenir Management Company, LLC is controlled by an investment committee comprised of Mr. Sugrue and Jamie Reynolds. As a result, Mr. Sugrue may be deemed to share beneficial ownership over the shares of Common Stock represented herein.

Directors and Executive Officers

The Company’s directors and executive officers upon the Closing are described in the Proxy Statement/Prospectus in the section entitled “Management of the Post-Combination Company Following the Business Combination” beginning on page 165 thereof and that information is incorporated herein by reference.

Directors

Pursuant to the approval of TSIA stockholders from the Special Meeting, the following persons will constitute the Company’s Board effective upon the Closing: Luke Schoenfelder, Robert J. Speyer, Peter Campbell, Tricia Han, Raju Rishi, J. Allen Smith and Andrew Sugrue. Paul A. Galiano, Jenny Wong, Joshua Kazam, Jennifer Rubio, Ned Segal and Michelangelo Volpi resigned as directors of the Company effective as of the Closing. Messrs. Rishi and Smith were appointed to serve as Class I directors, with terms expiring at the Company’s first annual meeting of stockholders following the Closing; Ms. Han and Mr. Sugrue were appointed to serve as Class II directors, with terms expiring at the Company’s second annual meeting of stockholders following the Closing; and Messrs. Schoenfelder, Campbell and Speyer were appointed to serve as Class III directors, with terms expiring at the Company’s third annual meeting of stockholders following the Closing. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section titled “Management of the Post-Combination Company Following the Business Combination” beginning on page 165, which is incorporated herein by reference.

Independence of Directors

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Ms. Han and Messrs. Speyer, Campbell, Rishi, Smith and Sugrue are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Effective as of the Closing, the standing committees of the Company’s Board consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating committee (the “Nominating Committee”). Each of the committees report to the Board.

Effective as of the Closing, the Board appointed Messrs. Campbell, Rishi and Smith to serve on the Audit Committee, with Mr. Campbell as chair. The Board appointed Messrs. Rishi and Smith to serve on the Compensation Committee, with Mr. Rishi as chair. The Board appointed Ms. Han and Mr. Sugrue to serve on the Nominating Committee, with Mr. Sugrue as chair.

Executive Officers

Effective as of the Closing, each of Messrs. Speyer and Galiano and Ms. Wong resigned as the Chairman and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and Chief Investment Officer, respectively. Effective as of the Closing, the Board appointed Mr. Schoenfelder to serve as Chief Executive Officer,

Mr. Jones to serve as Chief Technology Officer, Mr. Hussain to serve as Chief Operating Officer and Mr. Mitchell to serve as Chief Financial Officer and Treasurer. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section titled “Management of the Post-Combination Company Following the Business Combination” beginning on page 165, which is incorporated herein by reference.

Executive Compensation

The executive compensation of the Company’s named executive officers and directors is described in the Proxy Statement/Prospectus in the section entitled “Executive Compensation” beginning on page 172 thereof and that information is incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of a compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our compensation committee.

Certain Relationships and Related Transactions

Certain Relationships and Related Person Transactions

Certain relationships and related person transactions are described in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Person Transactions” beginning on page 254 thereof and are incorporated herein by reference.

Risk Oversight

Our risk management oversight is described in the Proxy Statement/Prospectus in the section entitled “Management of the Post-Combination Company Following the Business Combination—Risk Oversight” beginning on page 170 thereof and that information is incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus titled “Information About Latch—Legal Proceedings” beginning on page 141, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Price and Dividend Information

The market price of and dividends on TSIA’s common equity, warrants and units and related stockholder matters is described in the Proxy Statement/Prospectus in the Section entitled “Market Price and Dividend Information” beginning on page 20 thereof and that information is incorporated herein by reference.

The Common Stock and warrants commenced trading on Nasdaq under the symbols “LTCH” and “LTCHW,” respectively, on June 7, 2021, subject to ongoing review of the Company’s satisfaction of all listing criteria following the Business Combination, in lieu of the Class A common stock and warrants of TSIA. TSIA’s units ceased trading separately on Nasdaq on June 4, 2021.

Holders of Record

As of the Closing and following the completion of the Transactions, including the redemption of Initial Shares as described above and the consummation of the PIPE Investment, the Company had 141,260,318 shares of Common Stock outstanding held of record by 405 holders, no shares of preferred stock outstanding, and 15,333,301 warrants outstanding held of record by two holders. Such amounts do not include DTC participants or beneficial owners holding shares through nominee names.

Securities Authorized for Issuance Under Equity Compensation Plans

Reference is made to the disclosure described in the Proxy Statement/Prospectus in the section entitled “Proposal No. 6—The Incentive Award Plan Proposal” beginning on page 101 thereof, which is incorporated herein by reference. As described below, the Latch, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the material terms thereunder, including the authorization of the initial share reserve thereunder, were approved by TSIA’s stockholders at the Special Meeting.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Report relating to the issuance of Common Stock in connection with the Transactions, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

The Company’s securities are described in the Proxy Statement/Prospectus in the section entitled “Description of Capital Stock of the Post-Combination Company” beginning on page 249 thereof and that information is incorporated herein by reference. As described below, the Company’s second amended and restated certificate of incorporation was approved by TSIA’s stockholders at the Special Meeting and became effective as of the Closing.

Indemnification of Directors and Officers

The indemnification of our directors and officers is described in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Party Transactions—Director and Officer Indemnification” beginning on page 258 thereof and that information is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Reference is made to the disclosure set forth under Item 4.01 of this Report relating to the change in the Company’s certifying accountant, which is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

At the Closing, the Company consummated the PIPE Investment. The disclosure under Item 2.01 of this Report relating to the PIPE Investment is incorporated into this Item 3.02 by reference.

The Company issued the foregoing securities under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with the Company’s transfer agent). The parties also had adequate access, through business or other relationships, to information about the Company.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 to this Report is incorporated herein by reference.

Item 5.01. Changes in Control of the Registrant.

The information set forth above under Item 1.01 and Item 2.01 of this Report is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above in the sections titled “Directors and Officers,” “Executive Compensation,” “Certain Relationships and Related Transactions” and “Indemnification of Directors and Officers” in Item 2.01 to this Report is incorporated herein by reference.

As previously disclosed, at the Special Meeting, the stockholders of TSIA considered and approved the 2021 Plan which became effective immediately upon the Closing. A description of the 2021 Plan is included in the Proxy Statement/Prospectus in the section entitled “Proposal No. 6—The Incentive Award Plan Proposal” beginning on page 101 thereof, which is incorporated herein by reference.

The foregoing description of the 2021 Plan is qualified in its entirety by the full text of the 2021 Plan and the related forms of award agreements under the 2021 Plan, which are attached hereto as Exhibits 10.7, 10.8 and 10.9, respectively, and incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 4, 2021, in connection with the consummation of the Transactions, the Company amended and restated its certificate of incorporation, effective as of the Closing (the “A&R Charter”), and amended and restated its bylaws (as amended, the “A&R Bylaws”) effective as of the Closing.

Copies of the A&R Charter and the A&R Bylaws are attached as Exhibit 3.1 and Exhibit 3.2 to this Report, respectively, and are incorporated herein by reference.

The material terms of each of the A&R Charter and the A&R Bylaws and the general effect upon the rights of holders of the Company’s capital stock are included in the Proxy Statement/Prospectus under the sections titled “Proposal No. 2—The Charter Approval Proposal,” “Proposal No. 3—The Governance Proposal,” “Comparison of Stockholders’ Rights” and “Description of Capital Stock of the Post-Combination Company” beginning on pages 91, 94, 231, and 249 of the Proxy Statement/Prospectus, respectively, which are incorporated herein by reference.

Item 8.01. Other Events.

On June 7, 2021, the Company issued a press release announcing the completion of the Business Combination, a copy of which is furnished as Exhibit 99.3 hereto.

The information set forth in Item 8.01 (including Exhibit 99.3) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statement and Exhibits.

(a)    Financial Statements of Businesses Acquired.

The audited consolidated financial statements of Legacy Latch as of and for the years ended December 31, 2020 and 2019 and the related notes are included in the Proxy Statement/Prospectus beginning on page F-24 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

The unaudited condensed consolidated financial statements of Legacy Latch as of and for the three months ended March 31, 2021 and 2020 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(b)    Pro forma financial information.

The unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2020 is included in the Proxy Statement/Prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 68 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

The unaudited pro forma condensed combined financial information of the Company for the three months ended March 31, 2021 are set forth in Exhibit 99.2 hereto and are incorporated herein by reference.

(d)    Exhibits.

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date

2.1*	Agreement and Plan of Merger, dated as of January 24, 2021, by and among the Company, Lionet Merger Sub Inc. and Legacy Latch.	S-4	2.1	3/10/21

3.1	Second Amended and Restated Certificate of Incorporation of Latch, Inc.

3.2	Second Amended and Restated Bylaws of Latch, Inc.

4.1	Specimen Common Stock Certificate.	S-1	4.2	10/30/20

4.2	Specimen Warrant Certificate.	S-1	4.3	10/30/20

4.3	Warrant Agreement, dated as of November 9, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.1	11/19/20

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date

10.1	Amended and Restated Registration Rights Agreement, dated as of June 4, 2021, by and among the Company, certain equityholders of the Company named therein and certain equityholders of Legacy Latch named therein.

10.2	Letter Agreement, dated as of January 24, 2021, by and among the Company, certain equityholders of the Company named therein and certain equityholders of Legacy Latch.	S-4	10.9	3/10/21

10.3	Form of Subscription Agreement.	S-4	10.11	3/10/21

10.4	Form of Indemnification Agreement.	S-4	10.15	3/31/21

10.5	Latchable, Inc. 2014 Stock Incentive Plan.	S-4	10.12	3/10/21

10.6	Latchable, Inc. 2016 Stock Plan.	S-4	10.13	3/10/21

10.7	Latch, Inc. 2021 Incentive Award Plan.

10.8	Form of Stock Option Grant Notice and Stock Option Agreement.

10.9	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement.

10.10	Employment Agreement, dated as of January 24, 2021, by and between Legacy Latch and Luke Schoenfelder.	S-4	10.16	3/10/21

10.11	Employment Agreement, dated as of January 24, 2021, by and between Legacy Latch and Michael Brian Jones.	S-4	10.17	3/10/21

10.12	Employment Agreement, dated as of January 24, 2021, by and between Legacy Latch and Garth Mitchell.	S-4	10.18	3/10/21

10.13	Employment Agreement, dated as of January 24, 2021, by and between Legacy Latch and Ali Hussain.	S-4	10.19	3/10/21

14.1	Code of Business Conduct and Ethics of Latch, Inc.

16.1	Letter from WithumSmith+Brown, PC to the Securities and Exchange Commission.

21.1	Subsidiaries of the Company.

99.1	Unaudited condensed consolidated financial statements of Legacy Latch for the three months ended March 31, 2021 and 2020.

99.2	Unaudited pro forma condensed combined financial information of the Company for the three months ended March 31, 2021.

99.3	Press Release dated June 7, 2021.

*

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Latch, Inc.

Date: June 10, 2021	By:	/s/ Garth Mitchell
	Name:	Garth Mitchell
	Title:	Chief Financial Officer